Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces
Preliminary Third Quarter 2016 Revenue
More than Double Over Trailing Quarter

•	Estimated preliminary third quarter revenue is $2.26 million

•	Sequential improvement driven by significant market penetration progress with DTI distribution agreement

VERNAL, UT, November 4, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced its preliminary revenue estimate for the third quarter of 2016. This estimate of revenue is subject to completion of the Company’s customary quarterly closing and the completion of the interim review procedures by the Company’s independent registered public accounting firm.

The Company estimates revenue for the third quarter of 2016 to be approximately $2.26 million, more than two times greater than $1.1 million in revenue reported for the trailing second quarter of 2016.

Troy Meier, Chairman and CEO of SDP commented, “The sequential improvement in revenue is primarily the result of the success of our distribution agreement with Drilling Tools International (“DTI”) which has accelerated customer adoption of our Drill-N-Ream® technology. We are seeing demand increasing from a greater number of operators. In addition, our technology is gaining greater recognition given operators' intense interest in identifying technologies that will enhance productivity and reduce costs as the drill rig count improves. We have confidence in DTI’s ability and interest in achieving the market penetration goals required of them. And, we believe that the resulting economics provides us a quicker path to achieving our goal of becoming cash flow positive early next year. Equally as important, we remain focused on executing our growth strategy by continuously improving our technologies and inventing new innovative drill string tools.”

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

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Superior Drilling Products, Inc. Announces Preliminary Third Quarter 2016 Revenue More than Double
Over Trailing Quarter

November 4, 2016

Additional information about the Company can be found at its website: www.sdpi.com.

Cautionary Statement Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities (including about the Pending Acquisition) that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC's website at www.sec.gov.

For more information, contact investor relations:

Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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